Exhibit 99.1

Omega Protein Appoints New Chief Financial Officer

HOUSTON, December 8, 2010 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today announced that Bret D. Scholtes will become Chief Financial Officer effective January 1, 2011. Mr. Scholtes currently serves as Omega Protein’s Senior Vice President – Corporate Development, a position he has held since April 2010. From 2006 to April 2010, Mr. Scholtes served as Vice President – Origination at GE Energy Financial Services, a global energy investment firm. Prior to GE, Mr. Scholtes held finance positions with two publically traded energy companies. He also has five years of public accounting experience. Mr. Scholtes holds a B.S. in Accounting from the University of Missouri, and a M.B.A. from New York University.

Omega Protein’s current Chief Financial Officer, Robert W. Stockton, will retire on December 31, 2010. Mr. Stockton will continue to consult with Omega Protein on financial and strategic issues.

“As Omega Protein’s CFO, Bob has done an excellent job and provided the financial leadership that contributed to the Company’s strong record of operating performance, starting with the IPO twelve years ago,” stated Joe von Rosenberg, the Company’s Chairman of the Board, Chief Executive Officer and President. “As Bob transitions into retirement, he does so in a way that will allow Bret to inherit and execute upon the strong infrastructure he has created. We are very grateful to Bob for his years of service to Omega Protein and look forward to working with him in his new role.”

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) Omega Protein’s expectations regarding demand and pricing for its products proving to be incorrect; (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products; and (5) the impact of the uncertain economic conditions, both in the United States and globally. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K. The Company also posts its latest internally generated price list for various products on its Company website, www.omegaproteininc.com. Pricing and product availability information disclosed in the price list are subject to change or discontinuance without prior notice, and the Company undertakes no obligation to update such information.

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.omegaproteininc.com